Exhibit 99.2

ONESTIM

DECEMBER 31, 2019 and 2018 COMBINED FINANCIAL STATEMENTS
Report of Independent Auditors	F-2
Combined Statement of Operations for the Year ended December 31, 2019 and 2018	F-3
Combined Statement of Comprehensive Income (Loss) for the Year ended December 31, 2019 and 2018	F-4
Combined Balance Sheet for December 31, 2019 and 2018	F-5
Combined Statement of Cash Flows for the Year ended December 31, 2019 and 2018	F-6
Combined Statement of Parent’s Net Investment	F-7
Notes to Combined Financial Statements	F-8

Report of Independent Auditors

To Management of the OneStim business of Schlumberger Limited

We have audited the accompanying combined financial statements of the OneStim business (“OneStim”) of Schlumberger Limited (“Schlumberger” or “Parent”), which comprise the combined balance sheet as of December 31, 2019 and 2018, and the related combined statements of operations, of comprehensive income (loss), of cash flows, and of Parent’s net investment for each of the two years in the period ended December 31, 2019.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to OneStim’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of OneStim’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of OneStim as of December 31, 2019 and 2018 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 1 to the combined financial statements, OneStim has significant transactions with Schlumberger and its affiliates, including certain expense allocations, and participates in Schlumberger’s centralized treasury management function. As a result, OneStim utilizes Schlumberger to fund its operations and meet its obligations. Our opinion is not modified with respect to this matter.

/s/ PricewaterhouseCoopers LLP Houston, Texas February 24, 2020

ONESTIM

COMBINED STATEMENT OF OPERATIONS

	Year Ended December 31,
	2019	2018
	(Stated in millions)
Revenue	$3,212	$4,320
Expenses
Cost of revenue	3,020	3,903
Research & engineering	20	22
General & administrative	176	177
Impairments & other	1,588	94
Interest	13	2

(Loss) income before taxes	(1,605)	122
Tax (benefit) expense	(353)	29

Net (loss) income	$(1,252)	$93

See the Notes to Combined Financial Statements

ONESTIM

COMBINED STATEMENT OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2019	2018
	(Stated in millions)
Net (loss) income	$(1,252)	$93
Currency translation adjustments
Net change arising during period	4	(6)
Cash flow hedges
Net (loss) gain on cash flow hedges	(13)	4

Comprehensive (loss) income	$(1,261)	$91

See the Notes to Combined Financial Statements

ONESTIM

COMBINED BALANCE SHEET

	December 31,
	2019	2018
	(Stated in millions)
ASSETS
Current Assets
Receivables less allowance for doubtful accounts (2019 - $1; 2018 - $-)	$359	$533
Inventories	26	49
Other current assets	28	32

	413	614
Fixed Assets less accumulated depreciation	931	2,405
Deferred Taxes	189	—
Operating Lease Right-of-use Assets	45	179
Other Assets	88	83

	$1,666	$3,281

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$517	$409
Current portion of operating lease liabilities	44	41

	561	450
Deferred Taxes	—	142
Operating Lease Liabilities	107	138
Other Liabilities	326	339

	994	1,069
Equity
Parent’s net investment	672	2,212

	$1,666	$3,281

See the Notes to Combined Financial Statements

ONESTIM

COMBINED STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2019	2018
	(Stated in millions)
Cash flows from operating activities:
Net (loss) income	$(1,252)	$93
Adjustments to reconcile net loss to cash provided by operating activities:
Impairments and other charges	1,588	94
Depreciation and amortization	281	274
Stock-based compensation expense	6	5
Deferred taxes	(331)	3
Change in assets and liabilities:
Decrease (increase) in receivables	174	127
Decrease (increase) in inventories	3	22
Decrease (increase) in other current assets	5	18
(Increase) decrease in other assets	(9)	(20)
(Decrease) increase in accounts payable and accrued liabilities	(33)	(120)
Increase in other liabilities	9	—
Other	27	(5)

NET CASH PROVIDED BY OPERATING ACTIVITIES	468	491

Cash flows from investing activities:
Capital expenditures	(154)	(456)
Business acquisitions, net of cash acquired	—	(235)

NET CASH USED IN INVESTING ACTIVITIES	(154)	(691)

Cash flows from financing activities:
Net transfers (to) from Parent	(285)	200
Other	(29)	—

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(314)	200

Net increase in cash	—	—
Cash, beginning of period	—	—

Cash, end of period	$—	$—

See the Notes to Combined Financial Statements

ONESTIM

COMBINED STATEMENT OF PARENT’S NET INVESTMENT

Parent’s Net Investment
(Stated in millions)
Balance, December 31, 2017	1,916
Net income	93
Stock-based compensation expense	5
Currency translation adjustments	(6)
Change in fair value of cash flow hedge	4
Net transfers from Parent	200

Balance, December 31, 2018	2,212
Net loss	(1,252)
Stock-based compensation expense	6
Currency translation adjustments	4
Change in fair value of cash flow hedge	(13)
Net transfers to Parent	(285)

Balance, December 31, 2019	$672

See the Notes to Combined Financial Statements

Notes to Combined Financial Statements

1. Basis of Presentation and Summary of Accounting Policies

Basis of Presentation

These combined financial statements reflect the combined historical results of operations, financial position and cash flows of the OneStim business of Schlumberger Limited (“Schlumberger” or “Parent”). OneStim provides a low cost-to-service and highly competitive service delivery platform in North America’s unconventional plays. The services include hydraulic fracturing, perforating and a vertically integrated product and logistics organization.

OneStim is indirectly 100% owned by Schlumberger. These combined financial statements were prepared on a stand-alone basis derived from the consolidated financial statements and accounting records of Schlumberger as if OneStim had been operating as a stand-alone company for all years presented. These combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

The assets and liabilities in the combined financial statements have been reflected on a historical cost basis, as included in the consolidated statements of position of Schlumberger. The Combined Statement of Operations include allocations of costs incurred by Schlumberger for functions such as corporate executive management, human resources, finance, information technology, facilities, and legal, among others. The total costs allocated to these combined financial statements are $125 million and $127 million for the years 2019 and 2018 respectively. These expenses, which are included in General & administrative in the Combined Statement of Operations, have been allocated to OneStim primarily on a proportional basis of revenue or other measures of the business or of Schlumberger.

Management believes that the assumptions underlying the combined financial statements, including assumptions regarding the allocation of general corporate expenses from Schlumberger, are reasonable. Nevertheless, the combined financial statements may not include all actual expenses that would have been incurred by OneStim and may not reflect the combined results of operations, financial position and cash flows had it operated as a stand-alone company during the years presented. Actual costs that would have been incurred if OneStim had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

Principles of Combination

The combined financial statements include certain assets and liabilities that have historically been held at the Schlumberger level but are specifically identifiable or otherwise attributable to OneStim. All significant intercompany transactions and accounts within OneStim’s combined businesses have been eliminated. Transactions between OneStim and Schlumberger, including revenue from Schlumberger and expenses related to corporate allocations from Schlumberger, are considered to be effectively settled for cash at the time the transaction is recorded. The total net effect of the settlement of these transactions is reflected in the Combined Statement of Cash Flows as a financing activity and in the Combined Balance Sheet as Parent’s net investment.

Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. On an ongoing basis, OneStim evaluates its estimates, including those related to collectibility of accounts receivable; recoverability of fixed assets; income taxes and contingencies. OneStim bases its estimates on historical experience and other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers. This ASU amended the existing accounting standards for revenue recognition and requires companies to recognize revenue when control of the promised goods or services is transferred to a customer at an amount that reflects the consideration a company expects to receive in exchange for those goods or services. OneStim adopted this ASU on January 1, 2018 using the modified retrospective transition method applied to those contracts which were not completed as of January 1, 2018. Prior period amounts have not been adjusted and continue to be reflected in accordance with OneStim’s historical accounting. The adoption of this ASU did not have a material impact on OneStim’s Combined Financial Statements.

OneStim recognizes revenue upon the transfer of control of promised products or services to customers at an amount that reflects the consideration it expects to receive in exchange for these products or services. The vast majority of OneStim’s services and product offerings are short-term in nature. The time between invoicing and when payment is due under these arrangements is generally between 30 to 60 days.

Concentration of Credit Risk

OneStim’s assets that are exposed to concentrations of credit risk consist primarily of receivables from clients. OneStim performs ongoing credit evaluations of its customers’ financial condition. OneStim maintains an allowance for doubtful accounts in order to record receivables at their net realizable value. If the financial condition of its customers were to deteriorate resulting in an impairment of their ability to make payments, an adjustment to the allowance may be required. At December 31, 2019, no customer accounted for more than 10% of Receivables. At December 31, 2018, one customer accounted for 12% of Receivables.

One customer accounted for 10% of Revenue in each of 2019 and 2018.

Cash Management

Cash is managed centrally by Schlumberger on behalf of OneStim. Accordingly, the cash held by Schlumberger at the corporate level was not attributed to OneStim for any of the periods presented. Transfers of cash, both to and from Schlumberger’s centralized cash management system, are reflected as a component of Parent’s net investment in the Combined Balance Sheet and as a financing activity on the accompanying Combined Statement of Cash Flows.

Due to OneStim’s participation in Schlumberger’s centralized cash management process, OneStim utilizes Schlumberger to fund its operations and meet its obligations. To ensure OneStim is able to continue its operations and meet its obligations, it has received a commitment from Schlumberger to provide financial support to enable it to continue its operations and fulfill its obligations through February 25, 2021. This commitment terminates upon a change of control of OneStim.

Inventories

Inventories, which are stated at the lower of average cost or net realizable value, consist primarily of materials, such as proppants, chemicals and other items, used in hydraulic fracturing.

Research and Engineering Costs

Research and engineering have been provided and managed by Schlumberger on a centralized basis. These expenses have been allocated to OneStim on the basis of estimated actual costs incurred.

Income Taxes

OneStim’s operations have, historically been included in the income tax filings of various subsidiaries of Schlumberger. The provision for income taxes in OneStim’s Combined Statement of Operations is based on a separate return methodology using the asset and liability approach of accounting for income taxes. Under this approach, the provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year calculated as if OneStim was a stand-alone tax payer filing hypothetical income tax returns, where applicable. Payments to tax authorities are made by Schlumberger and not by OneStim. OneStim does not maintain taxes payable to/from Schlumberger as the related amounts are deemed to be immediately settled with Schlumberger as a component of Parent’s net investment.

Pension and Other Postretirement Benefits

Certain OneStim employees in the US and Canada participate in defined benefit pension and other postretirement benefit plans sponsored by subsidiaries of Schlumberger. For purposes of these Combined Financial Statements, OneStim accounts for these plans as multiemployer plans. Accordingly, OneStim does not record an asset or liability to recognize the funded status of these plans. However, a proportionate share of the cost ($0 in 2019 and $5 million in 2018) is reflected in the Combined Financial Statements.

In addition to providing defined pension benefits and postretirement benefit plans, OneStim has other deferred benefit programs, primarily profit sharing and defined contribution pension plans. The expense for these programs, was $26 million in both 2019 and 2018.

Subsequent Events

Subsequent events have been evaluated through February 24, 2020, which is the date the financial statements were available to be issued.

2. Charges

OneStim recorded the following charges and credits during 2019 and 2018:

2019

OneStim recorded the following charges and credits during 2019, all of which are classified as Impairments & other in the Combined Statement of Operations:

	Pretax	Tax	Net
	(Stated in millions)
Fourth quarter of 2019
Right-of-use asset impairments	$8	$3	$5
Severance and other	5	1	4
Third quarter of 2019
Pressure pumping equipment and related assets	1,324	289	1,035
Supply contract	121	27	94
Right-of-use asset impairments	98	22	76
Inventory write-downs	19	4	15
Workforce reductions	13	2	11

	$1,588	$348	$1,240

During the fourth quarter of 2019 OneStim recorded the following restructuring charges:

•	$8 million of right-of-use assets under operating leases.

•	$5 million of severance and other.

Deteriorating market conditions in the United States during the third quarter of 2019, as well as the appointment of a new Chief Executive Officer of Schlumberger (as described below), were all triggering events that indicated that certain of OneStim’s long-lived assets may be impaired.

Recoverability testing indicated that certain long-lived assets were impaired. The estimated fair value of these assets were determined to be below their carrying value. As a result, OneStim recorded $1.575 billion of impairment and related charges which consisted of:

•	$1.324 billion of pressure pumping equipment and related assets.

•	$98 million of right-of-use assets under operating leases.

•	$121 million relating to a supply contract, which remains unpaid and included in Accounts payable and accrued liabilities.

•	$19 million of inventory.

•	$13 million of severance.

The fair value of certain of the impaired long-lived assets was estimated based on the present value of projected future cash flows that the underlying assets are expected to generate. Such estimates included unobservable inputs that required significant judgment.

Substantially all of the charges recorded during 2019 will not result in any future cash outflows.

During the third quarter of 2019, Schlumberger’s Board of Directors announced the appointment of a new Chief Executive Officer. As the new Chief Executive Officer further develops and implements his strategy, it may result in additional restructuring charges in future periods. Furthermore, OneStim may be required to record additional impairment charges if industry conditions deteriorate.

2018

•	During 2018, OneStim recorded a $71 million charge to fully impair an intangible asset. This amount is classified in Impairments & other in the Combined Statement of Operations.

•

During 2018, OneStim recorded a $23 million charge associated with workforce reductions, primarily to further streamline its support cost structure. This charge is classified in Impairments & other in the Combined Statement of Operations.

The following is a summary of these charges and credits:

	Pretax	Tax	Net
	(Stated in millions)
Workforce reductions	$23	$5	$18
Intangible asset impairment	71	16	55

	$94	$21	$73

3. Acquisitions

OneStim made acquisitions for cash payments, net of cash acquired, of $235 million during 2018. Substantially all of the purchase price in connection with these transactions was allocated to Fixed Assets less accumulated depreciation in the Combined Balance Sheet.

4. Fixed Assets

A summary of fixed assets follows:

	2019	2018
	(Stated in millions)
Land	$72	$72
Buildings & improvements	341	469
Sand production facilities	376	837
Machinery & equipment	1,440	3,303

	2,229	4,681
Less: Accumulated depreciation	1,298	2,276

	$931	$2,405

The estimated useful lives of Buildings & improvements are primarily 25 to 30 years. The estimated useful lives of Sand production facilities are primarily 20 years. The estimated useful lives of Machinery & equipment are primarily 5 to 10 years.

Depreciation expense, which is recorded on a straight-line basis, was $281 million and $270 million in 2019 and 2018, respectively.

5. Stock-based Compensation

Schlumberger Limited has three types of stock-based compensation programs: (i) stock options, (ii) a restricted stock unit program and (iii) a discounted stock purchase plan (“DSPP”).

Stock Options

Key employees are granted stock options under Schlumberger Limited stock option plans. For all of the stock options granted, the exercise price of each option equals the average of the high and low sales prices of Schlumberger Limited stock on the date of grant; an option’s maximum term is generally ten years, and options generally vest in increments over five years.

The fair value of each stock option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions and resulting weighted-average fair value per share:

	2019	2018
Dividend yield	4.9%	2.6%
Expected volatility	25%	26%
Risk-free interest rate	2.7%	2.6%
Expected option life in years	7.0	7.0
Weighted-average fair value per share	$6.20	$16.93

Employees of OneStim were granted stock options of approximately 100,000 and 50,000 of Schlumberger Limited stock in 2019 and 2018, respectively.

Restricted Stock

Schlumberger Limited grants restricted stock awards to certain employees of OneStim. The restricted stock awards generally vest at the end of three years. Restricted stock awards do not pay dividends or have voting rights prior to vesting. Accordingly, the fair value of a restricted stock award is the quoted market price of Schlumberger Limited’s stock on the date of grant less the present value of the expected dividends not received prior to vesting.

During 2019 and 2018, Schlumberger Limited granted the following shares of restricted stock to employees of OneStim:

	2019	2018
	(Shares stated in thousands)
Shares	102	46
Weighted-average fair market value per share	$35.25	$65.34

Discounted Stock Purchase Plan

Under the terms of the DSPP, employees can choose to have a portion of their earnings withheld, subject to certain restrictions, to purchase Schlumberger Limited common stock. The purchase price of the stock is 92.5% of the lower of the stock price at the beginning or end of the plan period at six-month intervals. Under the plan, Schlumberger Limited sold approximately 380,000 and 230,000 shares to employees of OneStim in 2019 and 2018, respectively.

The fair value of the employees’ purchase rights under the DSPP was estimated using the Black-Scholes model with the following assumptions and resulting weighted average fair value per share:

	2019	2018
Dividend yield	5.2%	2.9%
Expected volatility	31%	22%
Risk-free interest rate	2.3%	1.6%
Weighted-average fair value per share	$5.92	$8.96

Total Stock–based Compensation Expense

The following summarizes stock-based compensation expense recognized in income:

	2019	2018
	(Stated in millions)
Stock options	$1	$1
Restricted stock	3	2
DSPP	2	2

	$6	$5

At December 31, 2019, there was $6 million of total unrecognized compensation cost related to nonvested stock-based compensation arrangements, of which $3 million is expected to be recognized in 2020, $2 million in 2021, $1 million in 2022.

6. Income Taxes

(Loss) income before taxes subject to United States and non-United States income taxes were as follows:

	2019	2018
	(Stated in millions)
United States	$(1,557)	$99
Outside United States	(48)	23

	$(1,605)	$122

The components of net deferred tax assets (liabilities) were as follows:

	2019	2018
	(Stated in millions)
Fixed assets, net	$111	$(167)
Intangible assets	12	13
Accruals	39	11
Other	27	1

	$189	$(142)

The components of Tax (benefit) expense were as follows:

	2019	2018
	(Stated in millions)
Current:
United States-Federal	$(18)	$18
United States-State	(2)	2
Outside United States	(2)	6

	(22)	26

Deferred:
United States-Federal	$(297)	$3
United States-State	(22)	—
Outside United States	(12)	—

	(331)	3

	(353)	29

OneStim’s effective tax rate of 22% in 2019 and 24% in 2018 differs from the US statutory federal tax rates of 21% during 2019 and 2018, primarily due to the effects of permanent items that are not deductible for income tax purposes and the effect during 2017 of the US tax reform legislation.

OneStim classifies interest and penalties relating to uncertain tax positions within Tax (benefit) expense in the Combined Statement of Operations.

Schlumberger’s United States federal tax returns for the years from 2017 to 2019 and Schlumberger’s Canadian tax returns for the years from 2012 to 2019 are either currently under audit or remain open and subject to examination by the tax authorities.

Tax liabilities are recorded based on estimates of additional taxes which will be due upon the conclusion of audits. Estimates of these tax liabilities are made based upon prior experience and are updated in light of changes in facts and circumstances. However, due to the complex application of tax regulations, it is possible that the ultimate resolution of audits may result in liabilities which could be materially different from these estimates. In such an event, OneStim will record additional tax expense or tax benefit in the period in which such resolution occurs.

7. Leases and Lease Commitments

During the fourth quarter of 2018, OneStim adopted ASU No. 2016-02 Leases, effective January 1, 2018. This ASU requires lessees to recognize an operating lease asset and a lease liability on the balance sheet with the exception of short-term leases.

Under the transition method selected by OneStim leases existing at, or entered into after, January 1, 2018 were required to be recognized and measured. Prior period amounts have not been adjusted and continue to be reflected in accordance with OneStim’s historical accounting. The adoption of this standard had no impact on OneStim’s Combined Statement of Parent’s Net Investment or Combined Statement of Operations. Short-term leases have not been recorded on the balance sheet.

OneStim elected the package of practical expedients permitted under the transition guidance within the new standard which, among other things, allows companies to carry forward their historical lease classification.

OneStim’s leasing activities primarily consist of operating leases for administrative offices, service centers, sales offices and certain equipment. Total operating lease expense, which approximates cash paid and includes short-term leases, was $167 million in 2019 and $179 million in 2018.

Maturities of operating lease liabilities as of December 31, 2019 were as follows:

(Stated in millions)
2020	$45
2021	39
2022	23
2023	19
2024	15
Thereafter	26

Total lease payments	$167
Less: Interest	(16)

$151

The weighted-average remaining lease term as of December 31, 2019 was 5 years. used to determine the operating lease liability as of December 31, 2019 was 3.2%.

During 2018, in connection with OneStim’s construction of certain facilities, it entered into two finance leases, each with a 10 year term. Payments due under these arrangements, inclusive of interest, as of December 31, 2019 are $33 million per year from 2020 to 2024 and $155 million thereafter. Finance lease liabilities were $320 million at December 31, 2019, of which $30 million was included in Accounts payable and accrued liabilities and $291 million in Other Liabilities in the Combined Balance Sheet. Finance lease liabilities were $350 million at December 31, 2018, of which $29 million was included in Accounts payable and accrued liabilities and $321 million in Other Liabilities in the Combined Balance Sheet.

In connection with the finance leases, OneStim entered into interest rate swaps of the same duration. These interest rate swaps effectively converted the variable rate finance leases to a fixed interest rate of 2.35%. At December 31, 2019 OneStim recognized a cumulative net $9 million loss in Net parent’s investment in the Combined Balance Sheet.

8. Contingencies

OneStim is party to various legal proceedings from time to time. A liability is accrued when a loss is both probable and can be reasonably estimated. Management believes that the probability of a material loss with respect to any currently pending legal proceeding is remote. However, litigation is inherently uncertain and it is not possible to predict the ultimate disposition of any of these proceedings.